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                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                       INTERNATIONAL SPORTS WAGERING INC.


                  International Sports Wagering Inc. (the "Corporation"), a corporation organized and existing under the Delaware General Corporation Law (the "DGCL), hereby certifies that, in accordance with Section 242 of the DGCL, a resolution setting forth the following amendment to the Corporation's Certificate of Incorporation was duly adopted by the Board of Directors of the Corporation and, at a meeting of stockholders of the Corporation, was approved by a majority of the holders of the outstanding stock of the Corporation entitled to vote thereon.

                  Article First of the Corporation's Certificate of Incorporation is hereby amended to read in its entirety as follows:

                  "FIRST:  The name of the Corporation is:

                       Interactive Systems Worldwide Inc."

                  IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by Bernard Albanese, its President, this 28th day of February 2001 .



                                         s/Bernard Albanese
                                         ------------------
                                         Bernard Albanese
                                         President